Exhibit (a)(1)(H)

JABIL CIRCUIT, INC.

STOCK OPTION AWARD AGREEMENT

This STOCK OPTION AWARD AGREEMENT (the “Agreement”) is made as of                              (the “Grant Date”) between JABIL CIRCUIT, INC., a Delaware corporation (the “Company”) and                              (the “Grantee”).

Background Information

A. The Company previously granted to the Grantee an option to purchase shares of Common Stock under either the Jabil Circuit, Inc. 1992 Stock Option Plan or the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “Prior Option”). The recorded grant date, grant number, exercise price and expiration date of the Prior Option, and the number of unexercised shares subject to the Prior Option that became vested after December 31, 2004, are indicated in the Addendum provided to the Grantee in connection with the Jabil Circuit, Inc. Offer to Amend or Replace Certain Outstanding Options and Stock Appreciation Rights on May 12, 2008 (the “Offer”).

B. It has been determined that the Prior Option was misdated in that the recorded grant date for the Prior Option is earlier than the date on which the Prior Option was actually granted for financial accounting purposes. As a result, the exercise price established for the Prior Option is less than the fair market value of the underlying shares of the Common Stock on the date now determined to be the actual grant date for financial accounting purposes.

C. Such exercise price may be deemed to result in a below-market option grant subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) to the extent the Prior Option was not vested and exercisable on December 31, 2004.

D. In order to avoid such adverse tax consequences, the Company implemented the Offer, which allowed the Grantee and other holders of affected options to submit those options to the Company for amendment or cancellation and replacement.

E. The Grantee made an election to accept the Offer and tendered the portion of the Prior Option that was not vested as of December 31, 2004, and that portion of the Prior Option was accordingly cancelled, and a new option evidenced by this Agreement was immediately granted under the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “Plan”) in replacement of that portion of the Prior Option. Unless otherwise defined herein, the terms defined in the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Agreement.

Agreement

1. Cancellation and Regrant of Prior Option.

(a) The option evidenced by this Agreement (the “Replacement Option”) is hereby granted to the Grantee in cancellation and replacement of the portion of the Prior Option identified in the Offer Addendum, which represents the portion of the Prior Option that was not vested as of December 31, 2004. This Replacement Option is a nonstatutory option granted under the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “Plan”). In the Grantee’s election to accept the Offer, the Grantee expressly acknowledged and agreed that the Grantee has no further right, title or interest in or to the cancelled Prior Option and that the Grantee no longer has any right or entitlement to purchase any shares of the Common Stock or other capital stock of the Company under the cancelled Prior Option.

(b) The number of Shares of the Common Stock subject to this Replacement Option (the “Stock”), the exercise price payable per Share, and the expiration date of the term of this Replacement Option are as set forth in the Schedule I attached to this Agreement. Such elements of this Replacement Option are exactly the same as in effect for the cancelled Prior Option at the time of its cancellation pursuant to this Agreement.

(c) Because the Cancelled Prior Option was fully vested and exercisable under the vesting schedule in effect for the cancelled Prior Option at the time of its cancellation pursuant to the Offer, this Replacement Option shall be fully vested and exercisable on the Grant Date.

(d) It is the intent of the Company that the Replacement Option evidenced by this Agreement shall have exactly the same terms and conditions as the cancelled Prior Option, including (without limitation), the exercise price, the vesting provisions and expiration date, but with the new Grant Date of Grant. The cancellation and regrant is effected solely to evidence the cancellation and regrant procedure required under Code Section 409A for any option (or portion thereof) which was not vested as of December 31, 2004, and which may be deemed to have been granted with an exercise price below the fair market value of the option shares on the grant date.

2. Exercise of Option.

(a) Right to Exercise. This Replacement Option is exercisable during its term in accordance with the applicable provisions of the Plan and this Agreement. This Replacement Option may be exercised for thirty (30) days after termination of Grantee’s Continuous Status as an Employee or Consultant, or such longer period as may be applicable upon death or Disability of Grantee as provided in the Plan, but in no event later than the Term/Expiration Date as provided in Schedule I.

(b) Method of Exercise. This Replacement Option is exercisable by delivery of an exercise notice, at such location and in such form as the Company shall designate (the “Exercise Notice”), which shall state the election to exercise the Replacement Option, the number of Shares in respect of which the Replacement Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice may be in electronic form. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Replacement Option shall be deemed to be exercised upon receipt by the Company of such Exercise Notice accompanied by such aggregate Exercise Price.

(c) No Shares shall be issued pursuant to the exercise of this Replacement Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Grantee on the date the Replacement Option is exercised with respect to such Exercised Shares.

3. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Grantee:

(a) cash; or

(b) check; or

(c) wire transfer; or

(d) subject to the approval of the Administrator, such other methods as provided by the terms of the Plan.

4. Non-Transferability of Replacement Option. This Replacement Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution, except as otherwise permitted by the Administrator in accordance with the terms of the Plan. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

5. Term of Option. This Option may be exercised only within the term set out in Schedule I of this Agreement, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

6. Tax Consequences. Some of the federal tax consequences relating to this Replacement Option, as of the date of this Replacement Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE GRANTEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS REPLACEMENT OPTION OR DISPOSING OF THE SHARES.

(a) Exercising the Option. The Grantee will incur regular federal income tax liability upon exercise. The Grantee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Grantee is an employee, the Company will be required to withhold from his or her compensation or collect from Grantee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

(b) Disposition of Shares. The Grantee will realize capital gain equal to the excess of the amount realized from disposition of Shares over the Grantee’s tax basis in the Shares. A Grantee’s tax basis in the Shares generally is the fair market value of the Shares on the date the Grantee exercises the. The capital gain will be long-term or short-term depending on the length of time the Grantee held the Shares.

7. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

8. Successors. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns.

9. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

10. Entire Agreement. Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.

11. Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

12. Additional Acknowledgements. By their signatures below (including electronic signature), the Grantee and the Company agree that this Replacement Option is granted under and governed by the terms and conditions of the Plan and this Agreement. The Grantee has reviewed in their entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the Grant Date set forth above.

GRANTEE:	JABIL CIRCUIT, INC.

By:
Signature		TIMOTHY L. MAIN
	Title:	PRESIDENT

SCHEDULE I

REPLACEMENT OPTION INFORMATION

Grant Date	Exercise Price Per Share	Expiration Date	Type of Option	Number of Shares Subject to the Option
xx/xx/xxxx	[$ ]	[ ]	Nonstatutory	[ ]